[Company Logo Omitted]                                              News Release
1300 Main Street, P.O. Box 1300 *         Contact: Steve Pickman or Nate Cairney
Atchison, Kansas 66002-0130                                      at 913-367-1480
913.367.1480 * 800.255.0302 * Fax 913.367.0192
www.mgpingredients.com * Symbol/Market: MGPI/NASDAQ



FOR IMMEDIATE RELEASE:  MGP INGREDIENTS BOARD
                        AUTHORIZES STOCK BUY BACK


     ATCHISON, Kan., December 9, 2002--The Board of Directors of MGP Ingredients, Inc. (MGPI/Nasdaq) has authorized management to buy back up to 1 million shares of the company's common stock in open market and private transactions. This authorization is in addition to previous stock repurchase authorizations totaling 2 million shares. To date, the company has purchased 1,830,818 shares under the earlier authorizations.

     The stock repurchase program contemplates that repurchases will be made in accordance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934. There is no assurance as to the actual number of shares that the company will repurchase, and the company may suspend or cancel the program at any time or from time to time. Purchases will depend on market conditions. Shares purchased will be used to fund the company's stock incentive plans and for other corporate purposes.

     MGP Ingredients, Inc. is a leading producer and marketer of value-added proteins and starches derived primarily from wheat. In addition, the company produces natural food grade alcohol for use in beverage, food and industrial applications, and fuel grade alcohol, commonly known as ethanol. The company is headquartered in Atchison, Kan., and owns and operates production facilities at that location, in Pekin, Ill., and Kansas City, Kan.


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